Filed pursuant to Rule 424(b)(5)
Registration No. 333-149031

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 4, 2008

Preliminary Prospectus Supplement To Prospectus Dated February 4, 2008

$

$             % Notes due February    , 20

$             % Notes due February    , 20

$             % Notes due February    , 20

We are offering $             % notes due February    , 20    , $             % notes due February , 20    and $             % notes due February    , 20     . We refer to the 20     notes, 20     notes and 20     notes together as the notes.

Interest on the notes is payable semi-annually on February      and August    , beginning on August    , 2008, at the applicable rates set forth above. At our option, we may redeem the notes in whole or in part before their maturity date on not less than 30 nor more than 60 days notice by mail on the terms described under the caption “Description of the Notes—Optional Redemption.” If a change of control triggering event as described herein occurs, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the price described in this prospectus supplement.

The notes will be our senior, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)			Underwriting Discount			Proceeds to Us (before expenses)
	Per Note		Total	Per Note		Total	Per Note		Total

Notes		%	$		%	$		%	$
Notes		%	$		%	$		%	$
Notes		%	$		%	$		%	$

Combined Total			$			$			$
(1)	Plus accrued interest from February , 2008 if settlement occurs after that date.

The underwriters expect to deliver the notes to investors on or about February    , 2008 only in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream Luxembourg.

Joint Book-Running Managers

Banc of America Securities LLC	Citi	JPMorgan

Prospectus Supplement dated February     , 2008

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus in one or more offerings. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of the accompanying prospectus called “Where You Can Find More Information.”

In this prospectus supplement, unless otherwise specified, the terms “UnitedHealth Group,” “the Company,” “we,” “us” or “our” mean UnitedHealth Group Incorporated and its consolidated subsidiaries. Unless otherwise stated, currency amounts in this prospectus supplement are stated in United States dollars, or “$.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or PSLRA. The words or phrases “believes,” “anticipates,” “expects,” “plans,” “seeks,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements.

The text under the heading “Risk Factors” in this prospectus supplement contains or refers to certain cautionary statements regarding our business that potential investors and others should consider. These statements discuss matters which may in part be contained elsewhere in, or incorporated by reference in, this prospectus supplement or the accompanying prospectus or which may have been contained in other documents prepared by us under federal or state securities laws. This discussion is intended to take advantage of the “safe harbor” provisions of the PSLRA. Except to the extent otherwise required by federal securities laws, we do not undertake to address or update forward-looking statements in future filings or communications regarding our business or operating results, and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected past, as well as current, forward-looking statements about future results. Any or all forward-looking statements in this prospectus supplement, the accompanying prospectus, and in any other public filings or statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors discussed below or incorporated by reference herein will be important in determining future results. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed in our prior communications.

UNITEDHEALTH GROUP

Overview

We are a diversified health and well-being company, serving approximately 70 million Americans. We are focused on improving the American health care system and how it works for multiple, distinct constituencies. We provide individuals with access to quality, cost-effective health care services and resources through approximately 550,000 physicians and other care providers and approximately 4,800 hospitals across the United States as of September 30, 2007. During 2006, we managed approximately $92 billion in aggregate annual health care spending on behalf of the constituents and consumers we served. Our primary focus is on improving health care systems by simplifying the administrative components of health care delivery, promoting evidence-based medicine as the standard for care, and providing relevant, actionable data that physicians, health care providers, consumers, employers and other participants in health care can use to make better, more informed decisions. Through our diversified family of businesses, we leverage core competencies in advanced technology-based transactional capabilities; health care data, knowledge and information; and health care resource organization and care facilitation to improve access to health and well-being services, simplify the health care experience, promote quality and make health care more affordable.

Our revenues are derived from premium revenues on risk-based products; fees from management, administrative, technology and consulting services; sales of a wide variety of products and services related to the broad health and well-being industry; and investment and other income. As we disclosed in our Current Report on Form 8-K filed December 4, 2007, during the fourth quarter of 2007, we completed the transition to our new segment reporting structure and will begin reporting on this basis in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The new reporting structure will have four segments: Health Care Services (which will include Uniprise), Prescription Solutions (formerly in the Health Care Services segment), OptumHealth and Ingenix. Until the fourth quarter of 2007, we conducted our business primarily through operating divisions in the following business segments:

•	Uniprise;

•	Health Care Services, which includes our UnitedHealthcare, Ovations and AmeriChoice businesses;

•	OptumHealth; and

•	Ingenix.

Uniprise delivers health care and well-being services nationwide to large national employers, individual consumers and other health care organizations through three related business units: Uniprise Strategic Solutions, or USS, Definity Health and Exante Financial Services, or Exante. Each business unit works with other UnitedHealth Group businesses to deliver a complementary and integrated array of services. USS delivers strategic health and well-being solutions to large national employers. Definity Health provides consumer-driven health plans and services to employers and their employees. Exante delivers health care-focused financial services for consumers, employers and providers. Uniprise also offers transactional processing services to various intermediaries and health care entities. Most Uniprise products and services are delivered through its affiliates. Uniprise provides administrative and customer care services for certain other businesses of UnitedHealth Group. As of September 30, 2007, Uniprise served approximately 11.1 million individuals.

Our Health Care Services segment consists of our UnitedHealthcare, Ovations and AmeriChoice businesses. UnitedHealthcare offers a comprehensive array of consumer-oriented health benefit plans and services for small and mid-sized employers, and individuals nationwide. Ovations provides health and well-being services for individuals age 50 and older, addressing their unique needs for preventative and acute health care services as well as for services dealing with chronic disease and other specialized issues for older individuals. Ovations, through its affiliates, is one of few enterprises fully dedicated to this market segment, providing products and services in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam and the Northern Mariana

Islands. Ovations’ wide array of products and services includes Medicare Supplement and Medicare Advantage health benefit coverage, and stand-alone prescription drug coverage and prescription drug discount cards, as well as disease management and chronic care programs. AmeriChoice, through its affiliates, provides network-based health and well-being services to beneficiaries of state Medicaid, Children’s Health Insurance Programs, and other government-sponsored health care programs.

OptumHealth offers a comprehensive platform of specialty health and wellness and ancillary benefits, services and resources to specific customer markets nationwide. These products and services include employee benefit offerings, provider networks and related resources focusing on behavioral health and substance abuse, dental, vision, disease management, complex and chronic illness and care facilitation. OptumHealth also offers solutions in the areas of complementary and alternative care, employee assistance, short-term and long-term disability, life insurance, work/life balance and health-related information. These services are designed to simplify the consumer health care experience and facilitate efficient health care delivery.

Ingenix offers database and data management services, software products, publications, consulting services, outsourced services and pharmaceutical development and consulting services on a nationwide and international basis. Ingenix is engaged in the simplification of health care administration with information and technology that helps customers accurately and efficiently document, code and bill for the delivery of care services. Ingenix is also a leader in contract research services, medical education services, publications, and pharmacoeconomics, outcomes, safety and epidemiology research through its i3 businesses. As of September 30, 2007, Ingenix’s customers include more than 5,000 hospitals, 240,000 physicians, 1,500 payers and intermediaries, more than 240 Fortune 500 companies, and more than 250 life sciences companies, as well as other UnitedHealth Group businesses.

Recent Developments

On January 29, 2008, we announced that we are working closely with the California Department of Managed Health Care and the California Department of Insurance to resolve any outstanding issues arising out of the findings of examinations of our PacifiCare health plans in California conducted by both regulatory departments. The examinations identified concerns that were largely administrative and provider-related. The findings related to claims processing accuracy and timeliness, accurate and timely interest payments, timely implementation of provider contracts, timely, accurate provider dispute resolution, and other miscellaneous matters. The California Department of Managed Health Care has assessed a penalty of $3.5 million related to its findings. The California Department of Insurance, however, has not yet levied a financial penalty related to its findings. While there is a theoretical maximum penalty that could be substantial, we believe the Commissioner will take into consideration the fact that the vast majority of the violations were administrative in nature and did not result in harm to our members.

On January 22, 2008, we announced our fourth quarter and full year 2007 results. For the full year 2007, we had revenues of $75.4 billion, compared to $71.5 billion for the full year 2006. Our earnings from operations for the full year 2007 was $7.8 billion, compared to $7.0 billion for the full year 2006. For the fourth quarter of 2007, we had revenues of $18.7 billion, compared to $18.1 billion for the fourth quarter of 2006. Our earnings from operations was $2.0 billion for both the fourth quarter of 2007 and 2006. Basic and diluted net earnings per common share for the full year 2007 were $3.55 and $3.42, respectively, compared with $3.09 and $2.97 for the full year 2006. Basic and diluted net earnings per common share for the fourth quarter of 2007 were $0.95 and $0.92, respectively, compared with $0.87 and $0.84 for the fourth quarter of 2006.

On November 19, 2007, we issued senior unsecured fixed rate notes in an aggregate principal amount of $1.6 billion. We issued these notes in four separate series: $250 million 5.125% notes due November 15, 2010, $450 million 5.500% notes due November 15, 2012, $250 million $6.000% notes due November 15, 2017 and $650 million 6.625% notes due November 15, 2037. Additionally, on November 26, 2007, we issued $500 million of our zero coupon notes due November 15, 2022. These zero coupon notes are original issue discount notes with an aggregate principal amount due at maturity of $1.1 billion.

Corporate Information

UnitedHealth Group Incorporated was incorporated in January 1977 in Minnesota, and our executive offices are located at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343. Our telephone number is (952) 936-1300, and our website is located at www.unitedhealthgroup.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

RISK FACTORS

Investing in the notes involves significant risks. Before you invest in the notes, in addition to the other information contained in, or incorporated by reference in, this prospectus supplement and in the accompanying prospectus, you should carefully consider the risks described below. Such risk factors are not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Risks Related to Our Historical Stock Option Practices

Matters relating to or arising out of our historical stock option practices, including regulatory inquiries, litigation matters, and potential additional cash and noncash charges could have a material adverse effect on the Company.

In early 2006, our Board of Directors initiated an independent review of the Company’s stock option practices from 1994 to 2005. The independent review was conducted by an independent committee comprised of three independent directors of the Company (the “Independent Committee”) with the assistance of independent counsel and independent accounting advisors. On October 15, 2006, we announced that the Independent Committee had completed their review of the Company’s stock option practices and reported the findings to the non-management directors of the Company. As a result of our historical stock option practices, we restated our previously filed financial statements, we are subject to various regulatory inquiries and litigation matters, and we may be subject to further cash and noncash charges, any or all of which could have a material adverse effect on us.

Regulatory Inquiries

As previously disclosed, the SEC and the U.S. Attorney for the Southern District of New York are conducting investigations into the Company’s historical stock option practices and the Company has received requests for documents from the Internal Revenue Service (IRS), the Minnesota Attorney General and various Congressional committees in connection with these issues and the Company’s executive compensation practices. We have not resolved these matters. We cannot provide assurance that the Company will not be subject to adverse publicity, regulatory or criminal fines, penalties, or other sanctions or contingent liabilities or adverse customer reactions in connection with these matters. See Note 13 to our unaudited Condensed Consolidated Financial Statements contained in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, for a more detailed description of these inquiries and document requests.

Litigation Matters

We and certain of our current and former directors and officers are defendants in a consolidated federal securities class action, an Employee Retirement Income Security Act (ERISA) class action, and state and federal shareholder derivative actions relating to our historical stock option practices. We also have received shareholder demands relating to those practices.

Our Board of Directors designated an independent Special Litigation Committee, consisting of two former Minnesota Supreme Court Justices, to investigate and decide whether to pursue the claims raised in the derivative actions and shareholder demands. On December 6, 2007, the Special Litigation Committee concluded its review of claims relating to the Company’s historical stock option practices and reached settlement agreements on behalf of the Company with William W. McGuire, M.D., our former Chairman and Chief Executive Officer, former General Counsel David J. Lubben, and former director William G. Spears. In addition, the Special Litigation Committee concluded that all claims against all named defendants in the derivative actions, including current and former Company officers and directors, should be dismissed. Each settlement agreement is conditioned upon final approval by the federal court and the state court and dismissal of claims in the derivative actions. If either condition is not satisfied, then that individual’s settlement agreement will become null and void in its entirety and will have no force or effect. The settlement agreements and the dismissal of the derivative actions are subject to notice to the Company’s shareholders.

In connection with the departure of Dr. McGuire, the U.S. District Court for the District of Minnesota issued an Order on November 29, 2006, preliminarily enjoining Dr. McGuire from exercising any Company stock options and preliminarily enjoining the Company and Dr. McGuire from taking any action with respect to Dr. McGuire’s employment agreement and related agreements. The original Order has been extended numerous times and on December 12, 2007, the Order was extended again indefinitely pending further order of the court.

In addition, following our announcement that we would delay filing our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, we received a purported notice of default from persons claiming to hold our 5.8% Senior Unsecured Notes due March 15, 2036, alleging a violation of the indenture governing those debt securities. Subsequently, we filed an action in the U.S. District Court for the District of Minnesota, seeking a declaratory judgment that the Company was not in default. The Company subsequently received a purported notice of acceleration from the same holders purporting to declare an acceleration of the Company’s 5.80% Senior Unsecured Notes due March 15, 2036, of which an aggregate of $850 million principal amount is outstanding.

We cannot provide assurance that the ultimate outcome of these actions will not have a material adverse effect on our business, financial condition or results of operations. See Note 13 to our unaudited Condensed Consolidated Financial Statements contained in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, for a more detailed description of these proceedings and shareholder demands.

In addition, we may be subject to additional litigation or other proceedings or actions arising out of the Independent Committee’s review, the Special Litigation Committee’s review and the related restatement of our historical financial statements. Litigation and any potential regulatory proceeding or action may be time consuming, expensive and distracting from the conduct of our business. The adverse resolution of any specific lawsuit or any potential regulatory proceeding or action could have a material adverse effect on our business, financial condition and results of operations.

Potential Additional Cash and Noncash Charges

While we believe we have made appropriate judgments in our restated financial statements in determining the financial and tax impacts of our historic stock option practices, we cannot provide assurance that the SEC or the IRS will agree with the manner in which we have accounted for and reported, or not reported, the financial and tax impacts. If the SEC or the IRS disagrees with our financial or tax adjustments and such disagreement results in material changes to our historical financial statements, we may have to further restate our prior financial statements, amend prior filings with the SEC, or take other actions not currently contemplated.

In addition, other adjustments for non-operating cash charges may be required in connection with the resolution of stock option-related matters arising under litigation and the above-referenced regulatory reviews, the amount and timing of which are uncertain but which could be material.

Risks Related to Our Business

We must effectively manage our health care costs.

Under our risk-based product arrangements, we assume the risk of both medical and administrative costs for our customers in return for monthly premiums. Premium revenues from risk-based products comprise approximately 90% of our total consolidated revenues. We generally use approximately 80% to 85% of our premium revenues to pay the costs of health care services delivered to these customers. The profitability of our risk-based products depends in large part on our ability to predict, price for, and effectively manage health care costs. Total health care costs are affected by the number of individual services rendered and the cost of each service. Our premium revenue on commercial policies is typically fixed for a 12-month period and is generally priced one to four months before the contract commences. Our revenue on Medicare policies is based on bids submitted in June the year before the contract year. We base the premiums we charge and our Medicare bids on our estimate of future health care costs over the fixed contract period; however, medical cost inflation, regulations and other factors may cause actual costs to exceed what was estimated and reflected in premiums or bids. These factors may include increased use of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments and technology, new mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of health care use. As a measure of the impact of medical cost on our financial results, relatively small differences between predicted and actual medical costs or utilization rates as a percentage of revenues can result in significant changes in our financial results. For example, if medical costs increased by 1% without a proportional change in related revenues for UnitedHealthcare’s commercial insured products, our annual net earnings for 2006 would have been reduced by approximately $170 million. In addition, the financial results we report for any particular period include estimates of costs that have been incurred for which claims are still outstanding. If these estimates prove too low, they will have a negative impact on our future results.

We face competition in many of our markets and customers have flexibility in moving between competitors.

Our businesses compete throughout the United States and face competition in all of the geographic markets in which they operate. For our Uniprise and Health Care Services segments, competitors include Aetna Inc., Cigna Corporation, Coventry Health Care, Inc., Humana Inc., Kaiser Permanente and WellPoint, Inc., numerous for-profit organizations and not-for-profit organizations operating under licenses from the Blue Cross and Blue Shield Association and enterprises that serve more limited geographic areas. Our OptumHealth and Ingenix segments also compete with a number of businesses. The addition of new competitors can occur relatively easily, and customers enjoy significant flexibility in moving between competitors. In particular markets, competitors may have capabilities or resources that give them a competitive advantage. Greater market share, established reputation, superior supplier or provider arrangements, existing business relationships, and other factors all can provide a competitive advantage to our businesses or to their competitors. In addition, significant merger and acquisition activity has occurred in the industries in which we operate, both as to our competitors and suppliers in these industries. Consolidation may make it more difficult for us to retain or increase customers, to improve the terms on which we do business with our suppliers, or to maintain or advance profitability.

We are subject to funding and other risks with respect to revenue received from participation in Medicare and Medicaid programs.

We participate as a payer in Medicare Advantage, Medicare Part D, and various Medicaid programs and receive revenues from the Medicare and Medicaid programs to provide benefits under these programs. Our participation in these programs is through bids that are submitted periodically. Revenues for these programs are dependent upon periodic funding from the federal government or applicable state governments and allocation of the funding through various payment mechanisms. Funding for these programs is dependent upon many factors outside of our control including general economic conditions at the federal or applicable state level and general political issues and priorities. A reduction or less than expected increase in government funding for these programs or change in allocation methodologies may adversely affect our revenues and financial results. Our ability to retain and acquire Medicare enrollees is impacted by bids and plan designs submitted by us and our competitors. Under the Medicare Part D program, to qualify for automatic enrollment of low income members, our bids must result in an enrollee premium below a threshold, which is set by the government after our bids are submitted. If the enrollee premium is not below the government threshold, we risk loss of the members who were auto-assigned to us and will not have additional members auto-assigned to us. Our bids are based upon certain assumptions regarding enrollment, utilization, medical costs, and other factors. In the event any of these assumptions are materially incorrect or our competitors’ bids and positioning are different than anticipated, either as a result of unforeseen changes to the Medicare program or otherwise, our financial results could be materially affected.

Our business is subject to routine government scrutiny, and we must respond quickly and appropriately to frequent changes in government regulations.

Our business is regulated at the federal, state, local and international levels. The laws and rules governing our business and interpretations of those laws and rules are subject to frequent change. The broad latitude that is given to the agencies administering those regulations, as well as future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability in federal and state courts for coverage determinations, contract interpretation and other actions. We must obtain and maintain regulatory approvals to market many of our products, to increase prices for certain regulated products and to complete certain acquisitions and dispositions, including integration of acquisitions. Delays in obtaining approvals or our failure to obtain or maintain these approvals could reduce our revenue or increase our costs.

We participate in federal, state and local government health care coverage programs. These programs generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or increase our administrative or health care costs under such programs. Such changes have adversely affected our financial results and willingness to participate in such programs in the past, and may do so in the future.

State legislatures and Congress continue to focus on health care issues. Legislative and regulatory proposals at state and federal levels may affect certain aspects of our business, including contracting with physicians, hospitals and other health care professionals; physician reimbursement methods and payment rates; coverage determinations; mandated benefits and minimum medical expenditures; claim payments and processing; drug utilization and patient safety efforts; use and maintenance of individually identifiable health information; medical malpractice litigation; and government-sponsored programs. We cannot predict if any of these initiatives will ultimately become law, or, if enacted, what their terms or the regulations promulgated pursuant to such laws will be, but their enactment could increase our costs, expose us to expanded liability, require us to revise the ways in which we conduct business or put us at risk for loss of business.

We are involved in various governmental investigations, audits and reviews. These include routine, regular and special investigations, audits and reviews by CMS, state insurance and health and welfare departments and state attorneys general, the Office of the Inspector General, the Office of Personnel Management, the Office of Civil Rights, the U.S. Department of Justice and U.S. Attorneys. Reviews and investigations of this sort can lead to government actions, which can result in the assessment of damages, civil or criminal fines or penalties, or other sanctions, including restrictions or changes in the way we conduct business, loss of licensure or exclusion from participation in government programs. In addition, public perception or publicity surrounding routine governmental investigations may adversely affect our stock price, damage our reputation in various markets or make it more difficult for us to sell products and services.

Relationships with physicians, hospitals and other health care providers are important to our business.

We contract with physicians, hospitals, pharmaceutical benefit service providers, pharmaceutical manufacturers, and other health care providers for competitive prices. Our results of operations and prospects are substantially dependent on our continued ability to maintain these competitive prices. In any particular market, these physicians and health care professionals could refuse to contract, demand higher payments, or take other actions that could result in higher health care costs, less desirable products for customers or difficulty meeting regulatory or accreditation requirements. In some markets, certain health care providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies that could result in diminished bargaining power on our part.

In addition, we have capitation arrangements with some physicians, hospitals and other health care providers. Under the typical arrangement, the provider receives a fixed percentage of premium to cover all the medical costs provided to the capitated member. Under some capitated arrangements, the provider may also receive additional compensation from risk sharing and other incentive arrangements. Capitation arrangements limit our exposure to the risk of increasing medical costs, but expose us to risk related to the adequacy of the financial and medical care resources of the provider. To the extent that a capitated provider organization faces financial difficulties or otherwise is unable to perform its obligations under the capitation arrangement, we may be held responsible for unpaid health care claims that should have been the responsibility of the capitated provider and for which we have already paid the provider under the capitation arrangement.

Our relationship with AARP is important.

Under our agreements with AARP, we provide AARP-branded Medicare Supplement insurance, hospital indemnity insurance and other products to AARP members and Medicare Part D prescription drug plans to AARP members and non-members. One of our renewed agreements with AARP expands the relationship to include AARP-branded Medicare Advantage plans for AARP members and non-members. Our renewed agreements with AARP contain commitments regarding corporate governance, corporate social responsibility, diversity and measures intended to improve and simplify the health care experience for consumers. The AARP agreements may be terminated early under certain circumstances, including, depending on the agreement, a material breach by either party, insolvency of either party, a material adverse change in the financial condition of the Company, material changes in the Medicare programs, material harm to AARP caused by the Company, and by mutual agreement. The success of our AARP arrangements depends, in part, on our ability to service AARP and its members, develop additional products and services, price the products and services competitively, meet our corporate governance, corporate social responsibility, and diversity commitments, and respond effectively to federal and state regulatory changes. The loss of our AARP relationship could have an adverse effect on our revenues.

The nature of our business exposes us to litigation risks.

Periodically, we become a party to the types of legal actions that can affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, and intellectual property-related litigation. In addition, because of the nature of our business, we are routinely made party to a variety of legal actions related to the design and management of our service offerings. These matters include, among others, claims related to health care benefits coverage, medical malpractice actions, contract disputes and claims related to disclosure of certain business practices. We are also party to certain class action lawsuits brought by provider groups. See Note 13 to our unaudited Condensed Consolidated Financial Statements contained in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, for a more detailed description of our pending litigation matters.

The Company is largely self-insured with regard to litigation risks; however, we maintain excess liability insurance with outside insurance carriers to minimize risks associated with catastrophic claims. Although we believe that we are adequately insured for claims in excess of our self-insurance, certain types of damages, such as punitive damages in some circumstances, are not covered by insurance. We record liabilities for our estimates of the probable costs resulting from self-insured matters. Although we believe the liabilities established for these risks are adequate, it is possible that the level of actual losses may exceed the liabilities recorded.

Our businesses providing pharmacy benefit management (PBM) services face regulatory and other risks associated with the pharmacy benefits management industry that may differ from the risks of providing managed care and health insurance products.

In connection with the PacifiCare merger, we acquired a PBM business, Prescription Solutions. We also provide PBM services through UnitedHealth Pharmaceutical Solutions. Prescription Solutions and UnitedHealth Pharmaceutical Solutions are subject to federal and state anti-kickback and other laws that govern their relationships with pharmaceutical manufacturers, customers and consumers. In addition, federal and state legislatures regularly consider new regulations for the industry that could adversely affect current industry practices, including the receipt or required disclosure of rebates from pharmaceutical companies. In the event a court were to determine that our PBM business acts as a fiduciary under ERISA, we could be subject to claims for alleged breaches of fiduciary obligations in implementation of formularies, preferred drug listings and drug management programs, contracting network practices, specialty drug distribution and other transactions. Our PBM also conducts business as a mail order pharmacy, which subjects it to extensive federal, state and local laws and regulations. The failure to adhere to these laws and regulations could expose our PBM subsidiary to civil and criminal penalties. We also face potential claims in connection with purported errors by our mail order pharmacy, including in connection with the risks inherent in the packaging and distribution of pharmaceuticals and other health care products.

Our businesses depend on effective information systems and the integrity of the data in our information systems.

Our ability to adequately price our products and services, to provide effective and efficient service to our customers, and to accurately report our financial results depends on the integrity of the data in our information systems. As a result of technology initiatives, changes in our system platforms and integration of new business acquisitions, we have been taking steps to consolidate the number of systems we operate and have upgraded and expanded our information systems capabilities. If the information we rely upon to run our businesses were found to be inaccurate or unreliable or if we fail to maintain our information systems and data integrity effectively, we could lose existing customers, have difficulty attracting new customers, have problems in determining medical cost estimates and establishing appropriate pricing, have disputes with customers, physicians and other health care providers, have regulatory problems, have increases in operating expenses or suffer other adverse consequences. In addition, failure to consolidate our systems successfully could result in higher than expected costs and diversion of management’s time and energy, which could materially impact our business, financial condition and operating results.

The value of our intangible assets may become impaired.

Due largely to our recent acquisitions, goodwill and other intangible assets represent a substantial portion of our assets. Goodwill and other intangible assets were approximately $18.7 billion as of September 30, 2007, representing approximately 37% of our total assets. If we make additional acquisitions, it is likely that we will record additional intangible assets on our books. We periodically evaluate our goodwill and other intangible assets to determine whether all or a portion of their carrying values may no longer be recoverable, in which case a charge to earnings may be necessary. Any future evaluations requiring an asset impairment of our goodwill and other intangible assets could materially affect our results of operations and shareholders’ equity in the period in which the impairment occurs. A material decrease in shareholders’ equity could, in turn, negatively impact our debt ratings or potentially impact our compliance with existing debt covenants.

Our knowledge and information-related businesses depend on our ability to maintain proprietary rights to our databases and related products.

We rely on our agreements with customers, confidentiality agreements with employees, and our trademarks, trade secrets, copyrights and patents to protect our proprietary rights. These legal protections and precautions may not prevent misappropriation of our proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and we expect software products to be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows. Such litigation and misappropriation of our proprietary information could hinder our ability to market and sell products and services.

We must comply with restrictions on patient privacy and information security, including taking steps to ensure that our business associates who obtain access to sensitive patient information maintain its confidentiality.

The use of individually identifiable data by our businesses is regulated at the international, federal and state levels. These laws and rules are subject to change by legislation or administrative interpretation. Various state laws address the use and disclosure of individually identifiable health data to the extent they are more restrictive than those contained in the privacy and security provisions in the federal Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act of 1996 (HIPAA). HIPAA also requires that we impose privacy and security requirements on our business associates (as this term is defined in the HIPAA regulations). Even though we provide for appropriate protections through our contracts with our business associates, we still have limited control over their actions and practices. Compliance with any privacy proposals, requirements, and new regulations may result in cost increases due to necessary systems changes, the development of new administrative processes, and the effects of potential noncompliance by our business associates. They also may impose further restrictions on our use of patient identifiable data that is housed in one or more of our administrative databases.

Risk Factors Related to the Notes

Our ability to generate the cash needed to service our lease and debt obligations depends on certain factors beyond our control.

The future success of our operations will, in large part, dictate our ability to make scheduled payments on, and satisfy our obligations under, our leases and debt, including our debt incurred under the notes. Our future operating performance will be affected by general economic, competitive, market, business and other conditions, many of which are beyond our control. To the extent we are not able to meet our obligations under our leases and debt, we will be required to restructure or refinance them, seek additional equity financing or sell assets. We may not be able to restructure or refinance our leases or debt, obtain additional financing or sell assets on satisfactory terms or at all.

We have made only limited covenants in the senior indenture for the notes, and these limited covenants may not protect your investment.

The senior indenture for the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	except as set forth in this prospectus supplement or the accompanying prospectus, restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities.

Furthermore, the senior indenture for the notes contains only limited protections in the event of a change in control and similar transactions. Although the notes contain a provision requiring us to repurchase the notes upon certain change of control triggering events described in this prospectus supplement, we can engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes. Such changes may constitute a fundamental change but may not require us to repurchase the notes. For these reasons, you should consider the lack of covenants in the senior indenture and the limited repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than the ratings assigned to our other debt. Rating agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

We cannot assure you that an active trading market will develop for the notes.

There is currently no public market for the notes. We do not know if an active market will develop for the notes, or if developed, whether such a market will continue. If an active market is not developed or maintained, the market price and the liquidity of the notes may be adversely affected.

USE OF PROCEEDS

We will receive net proceeds from this offering of approximately $             after deducting underwriting commissions and other expenses of the offering. We intend to add the net proceeds to our general funds, which may be used:

•	to meet our working capital requirements;

•	to redeem or repurchase outstanding securities;

•	to refinance debt;

•	to finance acquisitions; or

•	for general corporate purposes.

If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is set forth below. For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items. Fixed charges represent interest expense, including amounts capitalized, the interest factor in rental expenses, plus the amortization of debt discount and debt expense.

	Nine Months Ended Sept. 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	13.7x	14.1x	18.3x	24.0x	20.5x	16.0x

DESCRIPTION OF THE NOTES

In this section, unless the context indicates otherwise, the terms “we,” “our,” “us,” and “UnitedHealth Group” refer solely to UnitedHealth Group Incorporated and not its subsidiaries.

The notes will be senior debt securities as described in the section captioned “Description of Senior Debt Securities” in the accompanying prospectus. The following information concerning the notes supplements the information set forth in that section of the accompanying prospectus. It should be read together with the description of senior debt securities in the accompanying prospectus and the terms of the notes in the senior indenture, dated as of February 4, 2008 between us and U.S. Bank National Association, as senior trustee. A copy of the senior indenture is filed as an exhibit to the registration statement which includes the accompanying prospectus. We will offer the 20     notes, the 20     notes and the 20     notes as separate series under such senior indenture. Each series of notes will also be issued under and be subject to the terms of individual officers’ certificates and company orders pursuant to the senior indenture, which are incorporated by reference into the accompanying prospectus.

If any of the information set forth below is inconsistent with information in the accompanying prospectus, the information set forth below replaces the information in the accompanying prospectus. If we use a term that is not defined in this prospectus supplement, you should refer to the definition that is provided in the accompanying prospectus.

The notes will be unsecured and will rank equally with our other unsecured, unsubordinated indebtedness. Our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on the notes depends on our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of the notes, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as “structural subordination.”

Title, Principal Amount, Maturity and Interest

The 20     notes are designated as our     % notes due February     , 20    , the 20     notes are designated as our     % notes due February     , 20     and the 20     notes are designated as our     % notes due February     , 20    . The notes are initially limited in aggregate principal amount to $             for the 20     notes, $             for the 20     notes and $             for the 20     notes. We may at any time and from time to time, without the consent of the existing holders of the applicable series of notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as any series of notes being offered under this prospectus supplement. Any such additional notes, together with the notes having the same terms offered by this prospectus supplement, will constitute a single series of securities under the senior indenture. No additional notes may be issued if an event of default under the senior indenture has occurred with respect to the applicable series of notes. There is no limitation on the amount of other senior debt securities that we may issue under the senior indenture.

The 20     notes will mature and become due and payable, together with any accrued and unpaid interest, on February     , 20    . The 20     notes will mature and become due and payable, together with any accrued and unpaid interest, on February     , 20    . The 20     notes will mature and become due and payable, together with any accrued and unpaid interest, on February     , 20    . We may redeem any series of notes at our option, either in whole or in part, before they mature. See “—Optional Redemption” below. If a change of control triggering event as described herein occurs, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the price described in this prospectus supplement. See “—Change of Control Offer” below.

The interest payable by us on a note on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the note is registered at the close of business on the applicable record date, whether or not a business day, immediately preceding the interest payment date.

The 20     notes will bear interest at the annual rate set forth in their title from February     , 2008 or from the most recent interest payment date on which we paid or provided for interest on the 20     notes until their principal is paid. We will pay interest on the 20     notes semi-annually on each February      and August     . The first interest payment date will be August     , 2008. The regular record dates for payments of interest are the February          or August          immediately preceding the applicable interest payment date. Each payment of interest will include interest accrued through the day before the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The 20     notes will bear interest at the annual rate set forth in their title from February     , 2008 or from the most recent interest payment date on which we paid or provided for interest on the 20     notes until their principal is paid. We will pay interest on the 20     notes semi-annually on each February          and August         . The first interest payment date will be August     , 2008. The regular record dates for payments of interest are the February          or August          immediately preceding the applicable interest payment date. Each payment of interest will include interest accrued through the day before the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The 20     notes will bear interest at the annual rate set forth in their title from February     , 2008 or from the most recent interest payment date on which we paid or provided for interest on the 20     notes until their principal is paid. We will pay interest on the 20     notes semi-annually on each February      and August     . The first interest payment date will be August     , 2008. The regular record dates for payments of interest are the February      or August      immediately preceding the applicable interest payment date. Each payment of interest will include interest accrued through the day before the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

In the event that a payment of principal or interest is due on a date that is not a business day, we will make the payment on the next business day, but we will consider that payment as being made on the date that the payment was due to you, without any interest or other payment with respect to the delay. When we use the term business day we mean any day except a Saturday, a Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close.

Form and Denominations

Notes will be issued in registered form only, without coupons, in denominations of $2,000 and whole multiples of $1,000 in excess thereof.

Book-Entry Issuance

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The 20     notes, the 20     notes and the 20     notes will each be initially represented by a global note registered in the name of DTC or its nominee. For additional information concerning DTC and its procedures, see the section called “Book-Entry Issuance” in the accompanying prospectus.

Same-Day Settlement

Settlement for the notes will be made by the underwriters in immediately available funds. The notes will trade in DTC’s system until maturity. As a result, DTC will require secondary trading activity in the notes to be settled in immediately available funds.

Optional Redemption

At our option, we may redeem any series of notes in whole or in part at any time before their maturity date on not less than 30 nor more than 60 days notice by mail. If we redeem any series of notes before their maturity date, the redemption price will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus     basis points for the 20     notes, plus     basis points for the 20     notes and plus     basis points for the 20     notes, plus, in each case, accrued and unpaid interest to the redemption date. For this purpose, the following terms have the following meanings:

•

“Treasury Yield” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day-count basis) yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker appointed by the trustee under the senior indenture after consultation with us as having an actual or interpolated maturity comparable to the remaining term of the notes being redeemed, or such other maturity that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes being redeemed.

•

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if the trustee under the senior indenture obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

•

“Independent Investment Banker” means any of Banc of America Securities LLC, Citigroup Global Markets Inc. or J.P. Morgan Securities Inc. or their respective successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the trustee under the senior indenture after consultation with us.

•

“Reference Treasury Dealer” means (1) any of Banc of America Securities LLC, Citigroup Global Markets Inc. or J.P. Morgan Securities Inc. or their affiliates and any other primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) designated by, and not affiliated with, any of Banc of America Securities LLC, Citigroup Global Markets Inc. or J.P. Morgan Securities Inc.; provided, however, that if Banc of America Securities LLC, Citigroup Global Markets Inc. or J.P. Morgan Securities Inc. or any of their respective affiliates shall cease to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute for such entity and (2) any other Primary Treasury Dealer selected by the trustee under the senior indenture.

•

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee under the senior indenture, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the trustee under the senior indenture by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

A notice of redemption may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and we will not be obligated to redeem the notes.

If we redeem less than all of any series of the notes, we have been advised that it is the practice of DTC to determine by lot the amount of the interest of each participant in the series of notes to be redeemed.

No series of the notes have the benefit of any sinking fund.

Change of Control Offer

If a Change of Control Triggering Event occurs with respect to the 20     notes, the 20     notes or the 20     notes, unless we have exercised our option to redeem such notes as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the series of notes with respect to which such Change of Control Triggering Event has occurred to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes on the terms set forth in such notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed to holders of the 20     notes, the holders of the 20     notes and/or to the holders of the 20     notes, as the case may be, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the senior indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means (A) with respect to the 20     notes, the rating on the 20     notes is lowered by at least two of the three Rating Agencies and the 20     notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, (B) with respect to the 20     notes, the rating on the 20     notes is lowered by at least two of the three Rating Agencies and the 20     notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, and (C) with respect to the 20     notes, the rating on the 20     notes is lowered by at least two of the three Rating Agencies and the 20     notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the applicable notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the date of the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Definitions

Set forth below are certain defined terms applicable to the covenants described.

“Capital Stock” means:

•	corporate stock including, without limitation, common stock and preferred stock;

•	any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

•	partnership interests (whether general or limited); and

•	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

“Consolidated Net Worth” means, with respect to any person as of any date, the sum of the following determined in accordance with generally accepted accounting principles:

•	the consolidated equity of the common shareholders of a person and its consolidated Subsidiaries as of a particular date; plus

•

the respective amounts reported on a person’s balance sheet as of a particular date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in the year of declaration and payment, but only to the extent of any cash received by a person upon issuance of the preferred stock; less

•

all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of the business), subsequent to the date of the initial issuance of the notes, in the book value of any asset owned by a person or a consolidated Subsidiary of that person; and

•	all unamortized debt discount and expense and unamortized deferred charges as of a particular date.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event:

•	matures; or

•	is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise; or

•	is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the applicable senior debt securities mature.

“Principal Property” means:

•	the land;

•	the land improvements;

•	the buildings; and

•	the fixtures (to the extent they constitute real property interests)

(including any leasehold interest therein) constituting UnitedHealth Group’s principal corporate office or any other discrete facility of UnitedHealth Group and its Subsidiaries (whether owned at the date of initial issuance of the applicable notes or acquired after that date), provided in each case that the facility:

•	is owned by UnitedHealth Group or any Subsidiary;

•	is located within any of the present 50 states of the United States of America or the District of Columbia;

•

has not been determined in good faith by UnitedHealth Group’s Board of Directors not to be of material importance to the business conducted by UnitedHealth Group and its Subsidiaries taken as a whole; and

•

has a book value as of the date as of which the determination is being made in excess of 5% of the Consolidated Net Worth of UnitedHealth Group as of the most recent quarterly consolidated balance sheet of UnitedHealth Group prepared in accordance with generally accepted accounting principles.

“Restricted Subsidiary” means:

•	each Subsidiary as of the date of the initial issuance of the notes; and

•

each Subsidiary created or acquired after the date of the initial issuance of the notes, provided, however, that any Subsidiary may be expressly excluded by resolution of the Board of Directors of UnitedHealth Group before, or within 120 days following, the creation or acquisition of the Subsidiary.

“Subsidiary” means, with respect to any person:

•

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the entity is at the time owned or controlled, directly or indirectly, by the person or one or more of the other Subsidiaries of that person (or a combination thereof); and

•	any partnership:

•	the sole general partner or the managing general partner of which is the person or a Subsidiary of that person; or

•	the only general partners of which are the person or of one or more Subsidiaries of that person (or any combination thereof).

Limitation on Liens

Pursuant to the individual officers’ certificates and company orders under which the notes will be issued, UnitedHealth Group will not, and will not permit any Restricted Subsidiary to, create, assume, incur or allow to exist:

•

any lien, which includes any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, upon any stock or indebtedness of any Restricted Subsidiary, whether owned on the date of the initial issuance of the notes, or acquired after that date, to secure any indebtedness for money borrowed of UnitedHealth Group or any other person (other than the notes); or

•

any lien upon any Principal Property, whether owned or leased on the date of the initial issuance of the notes, or acquired after that date, to secure any indebtedness for money borrowed of UnitedHealth Group or any other person (other than the notes), in each case, without making effective provision to secure all the outstanding notes on the same basis as the indebtedness for money borrowed.

The restriction referred to in the preceding paragraph does not include the following permitted liens:

•	any lien upon property, stock or indebtedness of an entity existing at the time such entity becomes a Restricted Subsidiary;

•

any lien upon property, stock or indebtedness existing at the time it is acquired by UnitedHealth Group or a Restricted Subsidiary (whether directly or by merger, consolidation or otherwise) or granted to secure payment of any part of the purchase price thereof or granted to secure any indebtedness incurred for money borrowed to finance the purchase thereof (provided that the indebtedness for money borrowed is incurred before, concurrently with or within 270 days after the completion of the purchase);

•

any lien upon property to secure any part of the cost of development, construction, alteration, repair or improvement of the property or granted to secure indebtedness for money borrowed incurred to finance the cost (provided that the indebtedness for money borrowed is incurred before, concurrently with or within 270 days after the completion of the development, construction, alteration, repair or improvement);

•	any lien securing indebtedness for money borrowed of a Restricted Subsidiary owing to UnitedHealth Group or to another Restricted Subsidiary;

•	any lien existing on the date of initial issuance of the applicable notes;

•

any lien on property of UnitedHealth Group or a Restricted Subsidiary in favor of the United States of America or any state or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute, rule or regulation; and

•

any extension, renewal or replacement, in whole or in part, of any lien referred to in the preceding six bullet points; provided, however, that the principal amount of indebtedness for money borrowed secured thereby shall not exceed the principal amount of indebtedness for money borrowed so secured at the time of the extension, renewal or replacement; and provided, further, that the lien shall be limited to all or part of the property which was subject to the lien that was extended, renewed or replaced.

Notwithstanding the two preceding paragraphs, UnitedHealth Group may, and may permit any Restricted Subsidiary, to:

•	create any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property;

•	assume any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property; and

•	incur or allow to exist any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property;

in each case, without securing the notes on the same basis. This will only be permitted if the aggregate amount of all indebtedness for money borrowed (except indebtedness for money borrowed that is secured by permitted liens) then outstanding and secured by the lien and all similar liens does not exceed 10% of the Consolidated Net Worth of UnitedHealth Group as of the most recent quarterly consolidated balance sheet of UnitedHealth Group prepared in accordance with generally accepted accounting principles.

Merger, Consolidation, or Sale of Assets

The senior indenture provides that we may not merge with another company or sell or lease all of our property to another company unless:

•

We are the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the payment of principal and interest on the notes and the performance and observance of all the covenants and conditions of the senior indenture binding on us; and

•	immediately after such transaction, we, or the successor corporation, are/is not in default in the performance of a covenant or condition in the senior indenture.

Reports

The senior indenture provides that as long as any notes are outstanding, we will file with the senior trustee, within 15 days after we file the same with the SEC, copies of the annual reports and of the information, documents, and other reports which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. The filing of such reports, information and documents with the SEC will constitute filing of such reports, information and documents with the senior trustee; provided, however, that we will provide a physical or electronic copy thereof to the senior trustee promptly following a request therefor from the senior trustee.

Absence of Certain Covenants

Except as described in this subsection, we are not restricted by the senior indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The senior indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the senior indenture does not contain any covenants or other provisions that would limit our right to enter into any sale-leaseback transaction.

Trustee, Registrar and Paying Agent

U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107-2292, serves as trustee under the senior indenture and has been appointed registrar and paying agent for the notes.

Defeasance

The notes are subject to legal defeasance and covenant defeasance as described in the section called “Description of Senior Debt Securities—Defeasance Provisions” in the accompanying prospectus.

Governing Law

The senior indenture and the notes are governed by and will be construed in accordance with New York law.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

For a discussion of material U.S. federal income tax consequences of ownership of the notes, see the section captioned “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters named below, for whom Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as representatives, the following respective principal amounts of the notes:

Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes
Banc of America Securities LLC.	$	$	$
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.

Total	$	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the principal amount of each 20     note,     % of the principal amount of each 20     note, and     % of the principal amount of each 20     note. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering prices of up to     %,     % or     %, respectively of the principal amount of the notes. After the initial offering of the notes, the underwriters may change the offering prices.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The expenses of the offering, not including the underwriting discount, are estimated to be $             and are payable by us.

New Issue of Notes

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make markets in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

Offering Restrictions

European Economic Area

In relation to each member state of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that it has not made and will not make an offer of the notes to the public in that Relevant Member State that would require the publication or approval of a prospectus in relation to the notes in that Relevant Member State or, where appropriate, another Relevant Member State; subject to such restriction, they may make an offer of notes to the public in that Relevant Member State at any time:

(1)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

(2)	to any legal entity that has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(3)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(4)	in any other circumstances that do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the express Prospectus Directive means Directive 2000/71/BC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(1)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(2)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the prices of the notes. If an underwriter creates a short position in the notes in connection with the offering, i.e., if it sells more notes than are on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in commercial and investment banking services, hedging services and other commercial dealings in the ordinary course of business with us. They have received and may in the future receive customary fees and commissions for these transactions. Affiliates of Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are lenders under our revolving credit facilities. Each of these parties has received and will receive customary fees under the revolving credit facilities.

LEGAL MATTERS

The validity of the notes will be passed upon by Christopher J. Walsh, our Deputy General Counsel, and to the extent that such legal matters are governed by New York law, by Hogan & Hartson L.L.P. Certain legal matters in connection with the notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. Mr. Walsh is a full-time employee of ours and owns shares of our common stock and participates in various employee stock-based benefit plans.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference (which reports expressed an unqualified opinion on the consolidated financial statements and included explanatory paragraphs that describe that the 2005 and 2004 consolidated financial statements have been restated to reflect certain adjustments resulting from our historical stock option granting practices and that we adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment in 2006, discussed in notes 3 and 2, respectively, to the consolidated financial statements and express an unqualified opinion on management’s assessment regarding internal control over financial reporting and on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

UNITEDHEALTH GROUP INCORPORATED

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

UnitedHealth Group Incorporated

Debt Securities

UnitedHealth Group Incorporated from time to time may offer to sell securities. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We may sell the securities through underwriters or dealers, directly to one or more purchasers, or through agents on a continuous or delayed basis. The prospectus supplement will include the names of underwriters, dealers or agents, if any, retained. The prospectus supplement also will include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation.

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February 4, 2008

Prospectus

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless otherwise specified, the terms “UnitedHealth Group,” “the Company,” “we,” “us” or “our” mean UnitedHealth Group Incorporated and its consolidated subsidiaries. Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$.”

The registration statement that contains this prospectus (including the exhibits filed with and incorporated by reference to the registration statement) contains additional information about UnitedHealth Group and the securities offered under this prospectus. That registration statement can be read at the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov, and at the offices of the New York Stock Exchange, or NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We are incorporating by reference certain information filed previously with the SEC into this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below, and any filings we hereafter make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K), until the termination of this offering:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•	Current Reports on Form 8-K dated January 4, 2007, January 18, 2007, February 2, 2007, March 12, 2007, March 14, 2007, April 20, 2007, May 16, 2007, May 30, 2007, August 21, 2007 and December 6, 2007.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Attn: Legal Department

(952) 936-1300

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference, and the applicable prospectus supplement will contain or incorporate by reference, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or PSLRA. The words or phrases “believes,” “anticipates,” “expects,” “plans,” “seeks,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements.

The risk factors included in our periodic reports and other information that we file with the SEC contain certain cautionary statements regarding our business that potential investors and others should consider. These statements discuss matters which may in part be contained elsewhere in, or incorporated by reference in, this prospectus or any applicable prospectus supplement or which may have been contained in other documents prepared by us under federal or state securities laws. This discussion is intended to take advantage of the “safe harbor” provisions of the PSLRA. Except to the extent otherwise required by federal securities laws, we do not undertake to address or update forward-looking statements in future filings or communications regarding our business or operating results, and do not undertake to address how any of these factors may have caused results to differ from discussions or information contained in previous filings or communications. In addition, any of the matters discussed below may have affected past, as well as current, forward-looking statements about future results. Any or all forward-looking statements in this prospectus, the applicable prospectus supplement, and in any other public filings or statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors discussed below or incorporated by reference herein will be important in determining future results. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed in our prior communications.

UNITEDHEALTH GROUP

We are a diversified health and well-being company, serving approximately 70 million Americans. We are focused on improving the American health care system and how it works for multiple, distinct constituencies. We provide individuals with access to quality, cost-effective health care services and resources through approximately 550,000 physicians and other care providers and approximately 4,800 hospitals across the United States as of September 30, 2007. During 2006, we managed approximately $92 billion in aggregate annual health care spending on behalf of the constituents and consumers we served. Our primary focus is on improving health care systems by simplifying the administrative components of health care delivery, promoting evidence-based medicine as the standard for care, and providing relevant, actionable data that physicians, health care providers, consumers, employers and other participants in health care can use to make better, more informed decisions. Through our diversified family of businesses, we leverage core competencies in advanced technology-based transactional capabilities; health care data, knowledge and information; and health care resource organization and care facilitation to improve access to health and well-being services, simplify the health care experience, promote quality and make health care more affordable.

Our revenues are derived from premium revenues on risk-based products; fees from management, administrative, technology and consulting services; sales of a wide variety of products and services related to the broad health and well-being industry; and investment and other income. As we disclosed in our Current Report on Form 8-K filed December 4, 2007, during the fourth quarter of 2007, we completed the transition to our new segment reporting structure and will begin reporting on this basis in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The new reporting structure will have four segments: Health Care Services (which will include Uniprise), Prescription Solutions (formerly in the Health Care Services segment), OptumHealth and Ingenix. Until the fourth quarter of 2007, we conducted our business primarily through operating divisions in the following business segments:

•	Uniprise;

•	Health Care Services, which includes our UnitedHealthcare, Ovations and AmeriChoice businesses;

•	OptumHealth; and

•	Ingenix.

Uniprise delivers health care and well-being services nationwide to large national employers, individual consumers and other health care organizations through three related business units: Uniprise Strategic Solutions, or USS, Definity Health and Exante Financial Services, or Exante. Each business unit works with other UnitedHealth Group businesses to deliver a complementary and integrated array of services. USS delivers strategic health and well-being solutions to large national employers. Definity Health provides consumer-driven health plans and services to employers and their employees. Exante delivers health care-focused financial services for consumers, employers and providers. Uniprise also offers transactional processing services to various intermediaries and health care entities. Most Uniprise products and services are delivered through its affiliates. Uniprise provides administrative and customer care services for certain other businesses of UnitedHealth Group. As of September 30, 2007, Uniprise served approximately 11.1 million individuals.

Our Health Care Services segment consists of our UnitedHealthcare, Ovations and AmeriChoice businesses. UnitedHealthcare offers a comprehensive array of consumer-oriented health benefit plans and services for small and mid-sized employers, and individuals nationwide. Ovations provides health and well-being services for individuals age 50 and older, addressing their unique needs for preventative and acute health care services as well as for services dealing with chronic disease and other specialized issues for older individuals. Ovations, through its affiliates, is one of few enterprises fully dedicated to this market segment, providing products and services in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam and the Northern Mariana Islands. Ovations’ wide array of products and services includes Medicare Supplement and Medicare Advantage health benefit coverage, and stand-alone prescription drug coverage and prescription drug discount cards, as well as disease management and chronic care programs. AmeriChoice, through its affiliates, provides network-based health and well-being services to beneficiaries of state Medicaid, Children’s Health Insurance Programs, and other government-sponsored health care programs.

OptumHealth offers a comprehensive platform of specialty health and wellness and ancillary benefits, services and resources to specific customer markets nationwide. These products and services include employee benefit offerings, provider networks and related resources focusing on behavioral health and substance abuse, dental, vision, disease management, complex and chronic illness and care facilitation. OptumHealth also offers solutions in the areas of complementary and alternative care, employee assistance, short-term and long-term disability, life insurance, work/life balance and health-related information. These services are designed to simplify the consumer health care experience and facilitate efficient health care delivery.

Ingenix offers database and data management services, software products, publications, consulting services, outsourced services and pharmaceutical development and consulting services on a nationwide and international basis. Ingenix is engaged in the simplification of health care administration with information and technology that helps customers accurately and efficiently document, code and bill for the delivery of care services. Ingenix is also a leader in contract research services, medical education services, publications, and pharmacoeconomics, outcomes, safety and epidemiology research through its i3 businesses. As of September 30, 2007, Ingenix’s customers include more than 5,000 hospitals, 240,000 physicians, 1,500 payers and intermediaries, more than 240 Fortune 500 companies, and more than 250 life sciences companies, as well as other UnitedHealth Group businesses.

UnitedHealth Group Incorporated was incorporated in January 1977 in Minnesota, and our executive offices are located at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343. Our telephone number is (952) 936-1300, and our website is located at www.unitedhealthgroup.com. The information on our website is not part of this prospectus or any prospectus supplement.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities described in this prospectus will be added to our general funds and may be used

•	to meet our working capital requirements;

•	to redeem or repurchase outstanding securities;

•	to refinance debt;

•	to finance acquisitions; or

•	for general corporate purposes.

If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is set forth below. For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items. Fixed charges represent interest expense, including amounts capitalized, the interest factor in rental expenses, plus the amortization of debt discount and debt expense.

	Nine Months Ended Sept. 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	13.7x	14.1x	18.3x	24.0x	20.5x	16.0x

DESCRIPTION OF SENIOR DEBT SECURITIES

In this section, the terms “we,” “our,” “us,” and “UnitedHealth Group” refer solely to UnitedHealth Group Incorporated and not its subsidiaries.

General

We will issue the senior debt securities under the senior indenture dated as of February 4, 2008 between us and U.S. Bank National Association, as the senior trustee. The senior indenture has been qualified under the Trust Indenture Act. The senior indenture has been filed as an exhibit to the registration statement.

This section describes the general terms and provisions of the senior indenture and the senior debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the senior debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those senior debt securities. Because this is only a summary, it does not contain all of the details found in the full text of the senior indenture and the senior debt securities. If you would like additional information you should read the senior indenture. The following summary is qualified in its entirety by the provisions of the senior indenture.

The senior debt securities may be issued from time to time in one or more series. Senior debt securities issued under the senior indenture will be issued as part of a series that we will have established pursuant to the senior indenture. Any series of senior debt securities may have terms that are different from other series. The senior indenture does not limit the aggregate principal amount of senior debt securities which we may issue under the senior indenture.

We are not obligated to issue all of the senior debt securities of one or more series at the same time and, unless otherwise provided in the prospectus supplement, we may issue additional senior debt securities of a series without the consent of the holders of the senior debt securities of that series. Additional senior debt securities of a particular series will have the same terms and conditions as outstanding senior debt securities of such series, except for the date of original issuance, the offering price, and in some cases, the first interest payment date, and will be consolidated with, and form a single series with, such outstanding senior debt securities.

The senior debt securities will be our senior, unsecured indebtedness and will rank equally with our other unsecured, unsubordinated indebtedness.

Unless the applicable prospectus supplement indicates otherwise, the senior debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

Senior debt securities may be issued in the form of one or more global securities, as described below under “— Global Senior Debt Securities.”

There will be no service charge for any registration of transfer or exchange of the senior debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the senior debt securities.

Senior debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. If a senior debt security is an original issue discount security, that means that an amount less than the principal amount of the senior debt security will be due and payable upon a declaration of acceleration of the maturity of the senior debt security pursuant to the senior indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the senior debt securities or transfer the senior debt securities. Unless the applicable prospectus supplement states otherwise, we will pay interest on the senior debt securities to the person listed as the owner of the senior debt securities in the security register at the close of business on the regular record date for the applicable interest payment date. Defaulted interest, however, may be paid to holders as of special record dates established in the manner set forth in the senior indenture.

All moneys deposited with the senior trustee or a paying agent, or then held by us, in trust for the payment of the principal of or any premium or interest on any senior debt securities which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be paid to us on our request, and you may thereafter, as an unsecured general creditor, look only to us for payment thereof.

A prospectus supplement relating to a series of senior debt securities being offered will describe specific terms relating to such series. These terms will include some or all of the following:

•	the title and type of the senior debt securities;

•	any limit on the total principal amount of the senior debt securities;

•	the person to whom any interest on the senior debt securities will be payable, if other than the person in whose name they are registered on the regular record date for the interest;

•	the date or dates on which the principal of and premium, if any, on the senior debt securities will be payable;

•

the interest rate on the senior debt securities; the date from which interest will accrue; the record and interest payment dates on the senior debt securities; any circumstances under which we may defer interest payments; and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•

the place or places where the principal of and premium, if any, and interest on the senior debt securities will be payable and the senior debt securities may be surrendered for registration of transfer or exchange;

•	any applicable redemption provisions that would permit us to elect redemption of the senior debt securities prior to their final maturity;

•

whether a sinking fund will be established, which means that monies will be deposited on a regular basis in a separate custodial account that would be used by us to redeem the senior debt securities prior to their final maturity;

•

whether the senior debt securities will be convertible into or exchangeable for shares of common stock, and if so, the terms and conditions upon which the senior debt securities will be convertible or exchangeable;

•	the identity of each security registrar and paying agent, if other than or in addition to the senior trustee;

•

if the amount of principal of or any premium or interest on the senior debt securities may be determined by reference to an index or pursuant to a formula, the manner in which those amounts shall be determined;

•	the denominations in which the senior debt securities will be issued;

•

any changes to or additional events of default under the senior indenture or covenants, and any change in the right of the senior trustee or the holders to declare the principal of or any premium or interest on the senior debt securities due and payable;

•	if less than the principal amount, the portion of the principal payable upon acceleration of the senior debt securities following an event of default;

•	whether the senior debt securities are to be issued in whole or in part in the form of one or more global securities;

•	whether the provisions described under the heading “Defeasance Provisions” on page 11 of this prospectus apply to the senior debt securities;

•	the name and address of the senior trustee with respect to the senior debt securities; and

•	any other terms of the senior debt securities.

Redemption

The prospectus supplement will describe the provisions, if any, for redemption of the senior debt securities at our option.

Unless otherwise described in the prospectus supplement, we are not required to make mandatory redemption or sinking fund payments. The prospectus supplement will describe the provisions, if any, regarding sinking fund provisions.

The senior indenture provides that we may:

•	deliver outstanding senior debt securities, with similar terms, of a series (other than any previously called for redemption); and

•

apply as a credit senior debt securities, with similar terms, of a series which have been redeemed either (i) at our election pursuant to the terms of those senior debt securities, or (ii) through the application of permitted optional sinking fund payments pursuant to the terms of those senior debt securities, in each case, in satisfaction of all or any part of any required sinking fund payment with respect to the senior debt securities, with similar terms, of the same series.

The senior indenture provides that, if less than all of the senior debt securities of any series are to be redeemed at any time, selection of the senior debt securities for redemption will be made by the senior trustee on:

•	a pro rata basis (and in a manner that complies with applicable legal and stock exchange requirements, if any); or

•	by any other method as the senior trustee shall deem fair and appropriate.

Portions of the senior debt securities selected for redemption shall be in amounts of $1,000 or in multiples of $1,000, except that if all of the senior debt securities of a holder are to be redeemed, the entire outstanding amount shall be redeemed.

Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of senior debt securities to be redeemed at its registered address. If any senior debt security is to be redeemed in part only, the notice of redemption that relates to the senior debt security shall state the portion of the principal amount of the senior debt security to be redeemed. A new senior debt security, with similar terms and of the same series, in principal amount equal to the unredeemed portion of the original senior debt security, if any, will be issued in the name of the holder of the original senior debt security upon cancellation of the original senior debt security.

On and after the redemption date, interest will no longer accrue on the senior debt securities or any part of the senior debt securities called for redemption unless we default in the payment of the redemption price and accrued interest.

Conversion and Exchange

Unless otherwise described in the prospectus supplement, the senior debt securities are not convertible or exchangeable for common stock of UnitedHealth Group.

Certain Covenants

Merger, Consolidation, or Sale of Assets. The senior indenture provides that we may not merge with another company or sell or lease all of our property to another company unless:

•

We are the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the payment of principal and interest on the senior debt securities and the performance and observance of all the covenants and conditions of the senior indenture binding on us; and

•	immediately after such transaction, we, or the successor corporation, are/is not in default in the performance of a covenant or condition in the senior indenture.

Reports. The senior indenture provides that as long as any senior debt securities are outstanding, we will file with the senior trustee, within 15 days after we file the same with the SEC, copies of the annual reports and of the information, documents, and other reports which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act. The filing of such reports, information and documents with the SEC will constitute filing of such reports, information and documents with the senior trustee; provided, however that we will provide a physical or electronic copy thereof to the senior trustee promptly following a request therefor from the senior trustee.

Absence of Certain Covenants. The prospectus supplement will specify any additional restrictive covenants applicable to the senior debt securities. Except as described in this subsection, we are not restricted by the senior indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The senior indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the senior indenture does not contain any covenants or other provisions that would limit our right to incur additional indebtedness, enter into any sale-leaseback transaction or grant liens on our assets. The senior indenture does not contain provisions permitting the holders of senior debt securities to require us to repurchase, redeem, or otherwise modify the terms of any of the senior debt securities in the event of a change of control, takeover, recapitalization or similar restructuring, highly leveraged transaction, or downgrading of our debt ratings.

Events of Default; Remedies

The senior indenture provides that each of the following constitutes an event of default:

•	failure to pay interest on any senior debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or premium, if any, on any senior debt security of that series when due;

•	failure to deposit any mandatory sinking fund payment when due on senior debt securities of that series;

•	failure to comply with the provisions described above under the heading “—Certain Covenants—Merger, Consolidation, or Sale of Assets;”

•

failure by us to comply with any of our other agreements in the senior indenture or the senior debt securities for 60 days after notice from the senior trustee or holders of at least 25% of the principal amount of the outstanding senior debt securities of that series;

•	certain events of bankruptcy or insolvency with respect to UnitedHealth Group; and

•	any other event of default that may be specified for the senior debt securities of that series when that series is created.

If an event of default under the senior indenture occurs on outstanding senior debt securities of a particular series and continues, the senior trustee or holders of at least 25% of that series of senior debt securities may declare the principal amount of all senior debt securities in that series to be due and payable immediately. Under certain circumstances, holders of a majority of the senior debt securities in a series may rescind a declaration.

Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency with respect to UnitedHealth Group, all principal, premium, if any, and interest on outstanding senior debt securities will become due and payable without further action or notice.

Except in the case of a default in payment, the senior trustee may withhold notice if it determines that withholding notice is in the best interest of the holders of the senior debt securities.

The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive the rights of all holders with respect to circumstances that constitute an event of default or will constitute an event of default with notice and the passage of time. The holders must waive the rights in a written notice to the senior trustee. Holders of a majority of the securities cannot, however, waive the rights of all holders relating to these events if they involve a default in payment obligations or a provision of the senior indenture that cannot be modified or amended without the consent of each holder of securities of such series affected. Any waivers that are given will not apply to any subsequent default or unrelated default and will not impair any future rights if those types of defaults occur.

Holders of a majority in principal amount of the outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the senior trustee with respect to the series. However, the senior trustee may refuse to follow any direction that conflicts with law or the senior indenture. The senior trustee may take any other action which it deems proper which is not inconsistent with any direction given.

A holder of any senior debt security of any series will have the right to institute any proceeding with respect to the senior indenture or for any remedy only if:

•	the holder gives written notice to the senior trustee of a continuing event of default under the senior indenture with respect to that series;

•

the holders of not less than 25% in principal amount of the outstanding senior debt securities of the series make a written request to the senior trustee to institute proceedings in respect of such event of default;

•	the holder or holders offer and, if requested, provide the senior trustee reasonable indemnity satisfactory to the senior trustee against any costs, expenses, and liabilities;

•	the senior trustee, for 60 days after its receipt of notice by the holder, has failed to institute any such proceeding; and

•

the senior trustee has not received directions inconsistent with the request from the holders of a majority in principal amount of the outstanding senior debt securities of the series during the 60-day period.

The senior indenture also provides that a holder may not use the senior indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

We are required to deliver to the senior trustee an annual certificate, signed by an officer, stating that we are not in default in the performance or observance of the senior indenture, or, if a default or event of default has occurred, containing a description of any default or event of default.

Certain Provisions Applicable to Senior Trustee

The senior indenture provides that prior to an event of default under the senior indenture, the senior trustee is required to perform only the specific duties stated in the senior indenture. Upon an event of default under the senior indenture, the senior trustee must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The senior trustee may in good faith conclusively rely, as to the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the senior trustee which conforms to the requirements of the senior indenture, upon the certificates and opinions. However, the senior trustee is required to examine the certificates and opinions to determine whether or not they conform to the requirements of the senior indenture.

The senior indenture provides that the senior trustee may resign at any time or may be removed by the holders of a majority in principal amount of the outstanding senior debt securities of a series or by us under certain circumstances by notice delivered to the senior trustee and us. The senior indenture also provides that the senior trustee must resign if it ceases to meet certain qualifications set forth in the senior indenture. In the event of a senior trustee’s resignation or removal, we or, if we fail to act, the holders of a majority in principal amount of the outstanding senior debt securities of the applicable series, may appoint a successor senior trustee.

Defeasance Provisions

The senior indenture includes provisions allowing defeasance of the senior debt securities. Defeasance means that we may discharge our entire indebtedness under an agreement, in this case the senior indenture, if specific acts are performed. Specifically, the senior indenture provides that:

•

We shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding senior debt securities of a series, and to have satisfied all of our other obligations under the senior debt securities of that series and the senior indenture as it relates to that series, also known as legal defeasance; and

•

We may omit to comply with certain restrictive covenants under the senior indenture and shall have no liability in respect of any term, condition or limitation set forth in any such restrictive covenant, and such omission to comply shall not constitute a default or an event of default with respect to a series of senior debt securities under the senior indenture, also known as covenant defeasance;

provided that the following conditions shall have been satisfied:

•

We deposit with the senior trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on a series of senior debt securities on the dates that the payments are due under the senior indenture and the terms of the senior debt securities of the series;

•	No event of default or default under the senior indenture shall have occurred on the date of the deposit;

•

We shall have delivered to the senior trustee an opinion of counsel which states that (i) holders of senior debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and (ii) after the 91st day following the deposit, the deposited funds will not be subject to the effect of any applicable bankruptcy law;

•

The defeasance shall not result in a breach or violation of, or constitute a default under the senior indenture or any other material agreement or instrument to which we are a party or by which we are bound; and

•

We shall have delivered an officers’ certificate that states that (i) the deposit was not made with the intent of preferring the holders of the senior debt securities of the series to be defeased over our other creditors and (ii) all conditions precedent applicable to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Modification and Amendment of Senior Indenture

Under the senior indenture, our rights and obligations and the rights of the holders of senior debt securities may be changed. Certain changes require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series of senior debt securities affected by the modification or amendment. The following changes, however, may not be made without the consent of each holder of the outstanding senior debt securities:

•	changes to the stated maturity date of the principal or any interest installment;

•	reductions in the principal amount or interest due;

•	changes to the place of payment or form of currency regarding payment of principal;

•	impairment of the right to institute suit for the enforcement of payment;

•	reduction of the stated percentage of holders necessary to modify the senior indenture; or

•

modifications to any of these requirements, or modifications to reduce the percentage of outstanding senior debt securities necessary to waive compliance with certain provisions of the senior indenture or to waive certain defaults.

Global Senior Debt Securities

The senior debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. The specific terms of the depositary arrangements with respect to a series of senior debt securities will be described in the applicable prospectus supplement. See “Book-Entry Issuance.”

Governing Law

The senior indenture will be governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY ISSUANCE

Unless otherwise provided in the related prospectus supplement, the securities of each series offered by means of this prospectus will be issued in the form of one or more fully registered global securities, without coupons, each of which we refer to as a “global security.” Each such global security will be registered in the name of a depositary or a nominee of a depositary and held through one or more international and domestic clearing systems, principally the book-entry systems operated by The Depository Trust Company, or DTC, in the United States and by Euroclear Bank S.A./ N.V., or Euorclear, as an operator of the Euroclear System, and Clearstream Banking S.A., or Clearstream, in Europe. No person who acquires an interest in these global securities will be entitled to receive a certificate or other instrument representing the person’s interest in the global securities except as set forth herein under “—Definitive Securities” or in the accompanying prospectus supplement. Unless and until definitive securities are issued, all references to actions by holders of securities issued in global form refer to actions taken by DTC, Euroclear or Clearstream, as the case may be, upon instructions from their respective participants, and all references herein to payments and notices to the holders refer to payments and notices to DTC, its nominee, Euroclear or Clearstream, as the case may be, as the registered holder of the offered securities. Electronic securities and payment transfer, processing, depositary and custodial links have been established among these systems and others, either directly or indirectly, which enable global securities to be issued, held and transferred among these clearing systems through these links.

Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time. Neither we nor the trustee or any registrar and transfer agent with respect to our securities of any series offered by means of this prospectus will have any responsibility for the performance by DTC, Euroclear, Clearstream or any of their respective direct or indirect participants of their respective obligations under the rules and procedures governing DTC’s, Euroclear’s or Clearstream’s operations.

Unless otherwise specified in the prospectus supplement or supplements relating to the securities of a series, those securities in the form of one or more global securities will be registered in the name of DTC or a nominee of DTC. Where appropriate with respect to the securities of a series being offered and sold by means of this prospectus, links will be established among DTC, Euroclear and Clearstream to facilitate the initial issuance of any of those securities sold outside of the United States and cross-market transfers of those securities associated with secondary market trading. While the following information in this prospectus concerning DTC, Euroclear and Clearstream and their respective book-entry systems has been obtained from sources that we believe to be reliable, we take no responsibility for the accuracy of that information.

DTC

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations, referred to as “direct DTC participants,” and to facilitate the clearance and settlement of securities transactions between direct DTC participants through electronic book-entry changes in accounts of the direct DTC participants, thereby eliminating the need for physical movement of certificates. Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others, referred to as “indirect DTC participants,” for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants, both direct and indirect.

When you purchase securities through the DTC system, the purchases must be made by or through a direct DTC participant, which will receive credit for the securities in its account on DTC’s records. When you actually purchase the securities, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect DTC participants’ records. DTC will have no knowledge of your individual ownership of the securities. DTC’s records will show only the identity of the direct DTC participants and the amount of the securities held by or through them.

You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these confirmations and account statements from the direct or indirect DTC participant through which you purchase the securities. The direct or indirect DTC participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the securities to the DTC nominee that is the registered holder of the securities. The trustee and we will treat DTC or its nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct or indirect DTC participants, which will then contact you as a beneficial holder.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers between direct DTC participants on whose behalf it acts with respect to the securities and is required to receive and transmit distributions of principal of and interest on the securities. Direct and indirect DTC participants with which investors have accounts with respect to the securities similarly are required to make book-entry transfers and receive and transmit payments on behalf of their respective investors.

As DTC can only act on behalf of direct DTC participants, who in turn act on behalf of indirect DTC participants and certain banks, the ability of a person having a beneficial interest in a security held in DTC to transfer or pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate representing that interest. The laws of some states of the United States require that certain persons take physical delivery of securities in definitive form in order to transfer or perfect a security interest in those securities. Consequently, the ability to transfer beneficial interests in a security held in DTC to those persons may be limited.

DTC has advised us that it will take any action permitted to be taken by a holder of securities under the terms and conditions of the securities (including, without limitation, the presentation of securities for exchange) only at the direction of one or more of the direct DTC participants to whose accounts with DTC interests in the relevant securities are credited, and only in respect of the portion of the aggregate principal amount of the securities as to which that direct DTC participant or those direct DTC participants has or have given the direction. However, in certain circumstances described below, DTC will exchange the global securities held by it for certificated securities, which it will distribute to the direct DTC participants.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct DTC participants’ accounts on the payment date based on their holdings of the relevant securities. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such direct DTC participants by using an omnibus proxy. Consequently, those direct DTC participants should, in turn, make payments to and solicit votes from you, the ultimate owner of securities, based on their customary practices. Payments to you with respect to your beneficial interest in any securities will be the responsibility of the direct and indirect DTC participants and not of DTC, the trustee or our company.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled through Euroclear in many currencies, including United States dollars and Japanese yen. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator under a contract with Euroclear Clearance System plc, a U.K. corporation, or the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the securities offered by this prospectus or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking Commission and the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Euroclear will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depository for the securities of a series, it will record the total ownership of any of the securities of the U.S. agent of Euroclear as a participant in DTC. When securities are to be transferred from the account of a direct DTC participant to the account of a Euroclear participant, the purchaser must send instructions to Euroclear through an Euroclear participant at least one day prior to settlement. Euroclear will instruct its U.S. agent to receive securities against payment. After settlement, Euroclear will credit its participant’s account with the interest in the securities purchased. Credit for the securities will appear on the next day (European time).

In instances in which the securities of a series are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending securities to the relevant U.S. agent acting for the benefit of Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Euroclear participant wishes to transfer securities to a direct DTC participant, the seller will be required to send instructions to Euroclear through an Euroclear participant at least one business day prior to settlement. In these cases, Euroclear will instruct its U.S. agent to transfer these securities against payment for them. The payment will then be reflected in the account of the Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the securities through Euroclear on the days when Euroclear is open for business. Euroclear may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Euroclear on the same business day as in the United States.

Clearstream

Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Cedel International, société anonyme, and Deutsche Börse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters of the securities offered by means of this prospectus or one or more of their affiliates. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect DTC participant.

Distributions with respect to the securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

Clearstream will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depository for the securities of a series, it will record the total ownership of any of the securities of the U.S. agent of Clearstream as a participant in DTC. When securities are to be transferred from the account of a direct DTC participant to the account of a Clearstream participant, the purchaser must send instructions to Clearstream through a Clearstream participant at least one day prior to settlement. Clearstream will instruct its U.S. agent to receive securities against payment. After settlement, Clearstream will credit its participant’s account with the interest in the securities. Credit for the securities will appear on the next day (European time).

In instances in which the securities of a series are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending securities to the relevant U.S. agent acting for the benefit of Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

When a Clearstream participant wishes to transfer securities to a direct DTC participant, the seller will be required to send instructions to Clearstream through a Clearstream participant at least one business day prior to settlement. In these cases, Clearstream will instruct its U.S. agent to transfer these securities against payment for them. The payment will then be reflected in the account of the Clearstream participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the securities through Clearstream on the days when Clearstream is open for business. Clearstream may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Clearstream on the same business day as in the United States.

Definitive Securities

Securities represented by one or more global securities will be exchangeable for definitive securities, that is, certificated securities, with the same terms in authorized denominations only if:

•

DTC, Euroclear or Clearstream, as the case may be, is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

•	we decide to discontinue the book-entry system; or

•	an event of default has occurred and is continuing with respect to the securities.

If the global security is exchanged for definitive securities, the trustee will keep the registration books for the securities at its corporate office and follow customary practices and procedures regarding those certificated securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material United States federal income tax considerations of the purchase, ownership and disposition of the senior debt securities. The following discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, or the Code, United States Treasury Regulations, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions in effect as of the date of this prospectus, any of which may be subsequently changed, possibly retroactively, or interpreted differently by the IRS, so as to result in United States federal income tax consequences different from those discussed below. The discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or currencies, pass-through entities, expatriates, tax-exempt organizations, persons holding the senior debt securities as part of a straddle, hedge, integrated, conversion or constructive sale transaction, regulated investment companies, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities, certain former citizens or residents of the United States, and persons with a functional currency other than the U.S. dollar. In addition, except where noted, this summary deals only with a senior debt security held as a “capital asset” within the meaning of Section 1221 of the Code by a beneficial owner who purchases the senior debt security on original issuance at the first price at which a substantial portion of the senior debt securities are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” Moreover, the effect of any alternative minimum tax, applicable state, local or foreign tax laws or of United States federal tax law other than income taxation is not discussed.

As used herein, “United States Holder” means a beneficial owner of senior debt securities who, or that, is:

(1)	a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

(2)	a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

(3)	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4)	a trust if (i) (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

As used herein, a “non-United States Holder” means a beneficial owner of senior debt securities, other than a partnership (or other entity treated as a partnership for United States federal income tax purposes), who or that is not a United States Holder.

If a partnership (including for this purpose any entity treated as a partnership for United States tax purposes) is a beneficial owner of senior debt securities, then the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of senior debt securities that is a partnership, and partners in such partnership, are urged to consult their tax advisors about the United States federal income tax consequences of purchasing, owning, and disposing of the senior debt securities.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the senior debt securities or that any such position would not be sustained.

PERSONS CONSIDERING THE PURCHASE OF SENIOR DEBT SECURITIES ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

United States Holders

Interest

Interest on the senior debt securities generally will be taxable to a United States Holder as ordinary income at the time that it is paid or accrued, in accordance with the United States Holder’s method of accounting for United States federal income tax purposes.

Sale, Retirement, Redemption or Other Taxable Disposition of a Senior Debt Security

A United States Holder of a senior debt security will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such senior debt security in an amount equal to the difference between:

(1)	the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest, which will be subject to tax as ordinary income to the extent not previously included in income); and

(2)	the United States Holder’s adjusted tax basis in such senior debt security. A United States Holder’s adjusted tax basis in a senior debt security will, in general, be the price paid for the senior debt security by the United States Holder.

Any gain or loss recognized on a taxable disposition of such senior debt security will generally be capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if the senior debt security has been held by the United States Holder for more than one year. Otherwise, such capital gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate United States Holders (including individuals), long-term capital gain generally will be subject to a maximum United States federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase to 20% for dispositions occurring during the taxable years beginning on or after January 1, 2011. The deductibility of capital losses is subject to certain limitations.

Non-United States Holders

Interest

Interest paid to a non-United States Holder of the senior debt securities will not be subject to United States federal withholding tax under the “portfolio interest exception,” provided that:

(1)	the non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

(2)	the non-United States Holder is not

(A)	a controlled foreign corporation that is related to us through stock ownership or

(B)	a bank that received the senior debt security on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

(3)	the beneficial owner of the senior debt security provides a certification, signed under penalties of perjury, that it is not a United States person. Such certification is generally made on an IRS Form W-8BEN or a suitable substitute form.

Interest paid to a non-United States Holder that does not qualify for the portfolio interest exception and that is not effectively connected to a United States trade or business (or, if required by an applicable income tax treaty, is not attributable to a United States permanent establishment) will be subject to United States federal withholding tax at a rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

A non-United States Holder will generally be subject to tax in the same manner as a United States Holder with respect to interest, and such non-United States holder will generally be exempt from the 30% withholding tax provided the certification requirements discussed below are satisfied, if such amounts are effectively connected with the conduct of a trade or business by the non-United States Holder in the United States and, if an applicable tax treaty requires, such interest is attributable to a United States permanent establishment maintained by the non-United States Holder. Such effectively connected income received by a non-United States Holder which is a corporation may in certain circumstances be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate.

To claim the benefit of a lower treaty rate or to claim exemption from withholding because the income is effectively connected with a United States trade or business, the non-United States Holder must provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or IRS Form W-8ECI (or a suitable substitute form) stating that interest paid on the senior debt securities is not subject to withholding tax because it is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States, as applicable. Such certificate must contain, among other information, the name and address of the non-United States Holder.

Non-United States Holders are urged to consult their tax advisors regarding applicable income tax treaties, which may provide different rules.

Sale of Senior Debt Securities

A non-United States Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of a senior debt security unless:

(1)	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met; or

(2)	the gain is effectively connected with the conduct of a trade or business of the non-United States Holder in the United States and, if an applicable tax treaty requires, such gain is attributable to a United States permanent establishment maintained by such holder.

A non-United States Holder will generally be subject to tax in the same manner as a United States Holder with respect to gain realized on the sale or exchange of a senior debt security if such gain is effectively connected with the conduct of a trade or business by the non-United States Holder in the United States and, if an applicable tax treaty requires, such gain is attributable to a United States permanent establishment maintained by the non-United States Holder. In certain circumstances, a non-United States Holder which is a corporation will be subject to an additional “branch profits tax” at a 30% rate or, if applicable, a lower treaty rate on such income.

Information Reporting and Backup Withholding

Certain non-corporate United States Holders may be subject to information reporting requirements on payments of principal and interest on a senior debt security and payments of the proceeds of the sale of a senior debt security, and backup withholding tax at the applicable rate (currently 28%) may apply to such payments if the United States Holder:

(1)	fails to furnish an accurate taxpayer identification number, or TIN, or certification of exempt status to the payor in the manner required;

(2)	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

(3)	under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and that it has not been notified by the IRS that it is subject to backup withholding.

A non-United States Holder is generally not subject to backup withholding if it certifies as to its status as a non-United States Holder under penalties of perjury in the manner described in “—Non-United States Holders—Interest” above or otherwise establishes an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that the non-United States Holder is a United States person or that the conditions of any other exemptions are not, in fact, satisfied. However, information reporting requirements will apply to payments of interest to non-United States Holders. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States Holder resides.

The payment of the proceeds from the disposition of senior debt securities to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalties of perjury in the manner described in “—Non-United States Holders—Interest” above or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the non-United States Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of a senior debt security to or through a non-United States office of a non-United States broker that is not a “United States related person,” generally will not be subject to information reporting or backup withholding. For this purpose, a “United States related person” is:

(1)	a controlled foreign corporation for United States federal income tax purposes;

(2)	a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business; or

(3)	a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which more than 50% of its income or capital interests are held by United States persons.

In the case of the payment of proceeds from the disposition of senior debt securities to or through a non-United States office of a broker that is either a United States person or a United States related person, the payment may be subject to information reporting unless the broker has documentary evidence in its files that the owner is a non-United States Holder and the broker has no knowledge or reason to know to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person (absent actual knowledge that the payee is a United States person).

Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a refund or a credit against such holder’s United States federal income tax liability, provided that the requisite procedures are followed.

Holders of senior debt securities are urged to consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

PLAN OF DISTRIBUTION

We may sell the securities (a) through underwriters or dealers, (b) directly to one or more purchasers, or (c) through agents. The prospectus supplement will include the names of underwriters, dealers or agents retained. The prospectus supplement also will include the purchase price of the securities, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities may be listed.

We may offer these securities to the public through underwriting syndicates managed by managing underwriters or through underwriters without a syndicate. If underwriters are used, the underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the related prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Unless the prospectus supplement states otherwise, all securities will be new issues of securities with no established trading market. Any underwriters who purchase securities from us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance concerning the liquidity of the trading market for any securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with any such offering, creating a short position in the securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, as amended, or the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, UnitedHealth Group or its subsidiaries in the ordinary course of their businesses.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions included in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

Unless indicated in the applicable prospectus supplement, we do not expect to list the securities on a securities exchange.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, legal matters will be passed upon for us by Christopher J. Walsh, our Deputy General Counsel, and to the extent that such legal matters are governed by New York law, by Hogan & Hartson L.L.P. Any underwriters will be advised on legal matters by their own counsel, which will be named in the applicable prospectus supplement. Mr. Walsh is a full-time employee of ours and owns shares of our common stock and participates in various employee stock-based benefit plans.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference (which reports expressed an unqualified opinion on the consolidated financial statements and included explanatory paragraphs that describe that the 2005 and 2004 consolidated financial statements have been restated to reflect certain adjustments resulting from our historical stock option granting practices and that we adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment in 2006, discussed in notes 3 and 2, respectively, to the consolidated financial statements and express an unqualified opinion on management’s assessment regarding internal control over financial reporting and on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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$                         % Notes due February     , 20

$                         % Notes due February     , 20

$                         % Notes due February     , 20

PROSPECTUS SUPPLEMENT

February     , 2008

Banc of America Securities LLC

Citi

JPMorgan